CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TOLL BROTHERS, INC.
Toll Brothers, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Company") DOES
HEREBY CERTIFY THAT:
FIRST:	At a meeting of the Board of Directors of the Company
held on December 10, 1992, the Board of Directors of the Company adopted resolutions that declared advisable and recommended to the stockholders of the Company the following amendment to the Company's Certificate of
Incorporation and directed that said amendment be submitted to the Company's stockholders for their consent and approval at the Annual Meeting of Shareholders on March 11, 1993. The amendment amends the introductory paragraph and subparagraph (a) of Article Four of the Company's Certificate of Incorporation to read as follows:
"Article Four
The corporation is authorized to issue 46,000,000
shares of capital stock, consisting of two (2)
classes of stock, to wit:
(a) Common Stock.  The total number of
shares of Common Stock which the corporation
shall have authority to issue is Forty-Five Million
(45,000,000) shares and the par value of each of
such shares is One Cent ($.01) amounting in the
aggregate to Four Hundred and Fifty Thousand
Dollars ($450,000)."
SECOND:  At the Annual Meeting of Shareholders on March 11, 1993,
held pursuant to the notice required by Section 222 of the Delaware General Corporation Law, not less than a majority of the outstanding shares of stock entitled to vote thereon approved the foregoing amendment to the Company's Certificate of Incorporation.
THIRD:  The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this certificate to be signed, under penalty of perjury, by Robert I. Toll, its Chairman of the Board and Chief Executive Officer, and attested by Bruce E. Toll, its Secretary, on January 8, 1998, and does confirm that this Certificate of Amendment \ is the act and deed of the Company and that the statements made herein are true.
TOLL BROTHERS, INC.
By:     /s/ Robert I.
Toll
Robert I. Toll
Chairman of the
Board and
Chief Executive
Officer
Attest:
By:    /s/ Bruce E. Toll
Bruce E. Toll, Secretary

(Corporate Seal)




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